Exhibit (h)(9)

Expense Limitation Agreement (Affiliated ETFs)

January 22, 2025

Janus Detroit Street Trust

151 Detroit Street

Denver, Colorado 80206

Ladies and Gentlemen:

As you know, Section 5 of our Investment Advisory Agreement provides for compensation payable to Janus Henderson Investors US LLC (“Adviser”) with respect to each series of Janus Detroit Street Trust (“DST”), listed in Appendix A (each an “Acquiring ETF”). This letter is to inform you that the Adviser will waive and/or reimburse to the Acquiring ETFs a portion of its management fee in an amount equal to a portion of the management fee it earns as investment adviser to affiliated exchange traded funds (“Affiliated ETFs") in which an Acquiring ETF invests (if any), for at least a one-year term commencing on the effective date of the annual update to each Acquired ETF’s registration statement for the fiscal year ended October 31, 2024, set forth as follows:

1.	With respect to each investment by a Acquiring ETF in an Affiliated ETF, the waiver/reimbursement amount shall be equal to the amount of Acquiring ETF assets invested in the Affiliated ETF, multiplied by an amount equal to the current daily unitary management fee of the Affiliated ETF less certain asset-based operating fees and expenses incurred on a per-fund basis and paid by the Adviser with respect to the Affiliated ETF (such expenses include, but are not limited to: custody, sub-administration, and transfer agency fees and fees paid to the distributor) (“Waiver Amount”).

2.	The Waiver Amount shall be calculated by the Adviser on a monthly basis and used daily for purposes of calculating the Acquiring ETFs’ net asset value per share.

For the avoidance of doubt, the Adviser will not recover from the Acquiring ETF amounts previously waived pursuant to this Agreement.

This waiver/reimbursement will continue in effect at least until February 28, 2026, unless otherwise terminated, revised or extended by the Board of Trustees. This waiver/reimbursement may be terminated at any time by the Trustees of the Trust, and may be amended only if such amendment is approved by the Trustees of the Trust.

JANUS HENDERSON INVESTORS US LLC		JANUS DETROIT STREET TRUST

By:	/s/ Berg Crawford	By:	/s/ Jesper Nergaard
Berg Crawford		Jesper Nergaard
Chief Accounting Officer		Vice President, Chief Financial Officer, Treasurer, and Principal Accounting Officer

APPENDIX A – ACQUIRING ETFS

Janus Henderson AAA CLO ETF

Janus Henderson B-BBB CLO ETF

Janus Henderson Corporate Bond ETF

Janus Henderson Emerging Markets Debt Hard Currency ETF

Janus Henderson Income ETF

Janus Henderson Mid Cap Growth Alpha ETF

Janus Henderson Mortgage-Backed Securities ETF

Janus Henderson Securitized Income ETF

Janus Henderson Short Duration Income ETF

Janus Henderson Small Cap Growth Alpha ETF

Janus Henderson Small/Mid Cap Growth Alpha ETF

Janus Henderson U.S. Real Estate ETF

Janus Henderson U.S. Sustainable Equity ETF